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                             As of December 31, 1997


VIA UPS OVERNIGHT

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Foundation Funds for the benefit of Income, Balanced and Growth Portfolios (the "Portfolios") hereby appoints The Chase Manhattan Bank to provide custodial services for the Portfolios under and in accordance with the terms of the Agreement and accordingly, requests that the Portfolios be added to Schedule A to the Agreement effective as of December 31, 1997. Kindly acknowledge your agreement to provide such services and to add the Portfolios to Schedule A by signing in the space provided below.

                                    DELAWARE GROUP FOUNDATION FUNDS
                                    on behalf of the Balanced, Growth and
                                    Income Portfolios


                                    By:
                                        --------------------------------------
                                            David K. Downes
                                            Its:     Executive Vice President
                                            Chief Operating Officer
                                            Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK


By:__________________________

Its:_________________________